16.1

April 2, 2014
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:
We have read Item 4.01 of Form 8-K dated April 2, 2014, of Pacific Mercantile Bancorp and are in agreement with the statements contained in section (a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP